Exhibit 99.2

THOMSON REUTERS STREETEVENTS

EDITED TRANSCRIPT

CASY—Q3 2014 Casey’s General Stores Earnings Conference Call

EVENT DATE/TIME: MARCH 11, 2014 / 02:30PM GMT

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 11, 2014 / 02:30PM GMT, CASY—Q3 2014 Casey’s General Stores Earnings Conference Call

CORPORATE PARTICIPANTS

Bill Walljasper Casey’s General Stores Incorporated—CFO

CONFERENCE CALL PARTICIPANTS

Dane Leone Macquarie Group—Analyst

Karen Short Deutsche Bank—Analyst

Bonnie Herzog Wells Fargo Securities—Analyst

Chuck Cerankosky Northcoast Research—Analyst

Ben Wyatt Stephens Inc.—Analyst

Ben Brownlow Raymond James & Associates—Analyst

Ronald Bookbinder The Benchmark Company—Analyst

Anthony Lebiedzinski Sidoti & Company—Analyst

Brent Rystrom Feltl & Company—Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the third-quarter 2014 Casey General Stores earnings conference call. My name is Britney, and I will be the operator for today’s conference.

(Operator instructions)

At this time, I would now like to turn the presentation over to your host for today, Chief Financial Officer, Bill Walljasper. Please proceed, sir.

Bill Walljasper—Casey’s General Stores Incorporated—CFO

Thank you, Britney. And good morning, and thank you for joining us to discuss Casey’s results for the quarter ended January 31. I’m Bill Walljasper, Chief Financial Officer. Bob Myers, President and Chief Executive Officer, is also here.

Before we begin, I’ll remind you that certain statements may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As discussed in the press release and the 2013 annual report, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from future results expressed or implied by those statements. Casey’s disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future event or otherwise.

We’ll take a few minutes to summarize the quarter, and then open for questions. As most you have seen, diluted earnings per share in the quarter were $0.38, compared to [$0.40] (corrected by company after the call) a year ago. Year-to-date diluted earnings per share was $2.87, compared to $2.26. The earnings shortfall in the quarter from a year ago is a result of challenging weather environment and an impairment charge related to a store destroyed by fire. However, for the quarter, EBITDA was up 9%. Year to date, EBITDA was up nearly 22%.

Before we go over each category to give more detail on what is driving the results, I’ll remind everyone that we will release the details for February same-store sales on Monday, March 17. In an attempt to provide more clarity and transparency to the investment community, the same-store sales filing will have a slightly different format. Going forward, we will no longer use the term—in line, to describe the fuel margin as it relates to our annual goal. Instead, we will be using the terms—slightly above or slightly below. This will be defined as $0.005 of variance from the annual goal.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 11, 2014 / 02:30PM GMT, CASY - Q3 2014 Casey’s General Stores Earnings Conference Call

During the third quarter, we experienced a less volatile fuel cost environment, resulting in a more competitive retail fuel landscape. This, along with our typical seasonal impact, resulted in the fuel margin to drop [spotty] below our annual goals of $0.144 per gallon, compared to $0.138 per gallon in the same period a year ago.

Third-quarter margin benefited from the increase in renewable fuel credits commonly known as RINs, compared to the same period last year. During the quarter, we sold 12.2 million RINs for $3.4 million. This represented just below a $0.01 impact to the fuel margin. Currently, RINs are trading around $0.50 to $0.55. Last year in the fourth quarter, the average RINs sold were $0.47. Year to date, the fuel margin is $17.8 per gallon—well-ahead of our annual goal.

Even though we have cycled over the implementation of the fuel saver program in December of 2013, we are still seeing a significant impact to same-store gallons from this program. Same-store gallons sold in stores that participate in the fuel saver program increased 5.7%, resulting in overall same-store gallons in the quarter to be up 3.8%. Total gallons sold in this period increased 9.2% to 411.4 million.

Same-store gallons sold through the first nine months were up 3.7%, compared to the same period a year ago, with total gallons sold for the year up 9.1% to 1.3 billion gallons. For the nine-month mark, the average retail price was $3.32 per gallon, compared to $3.38 last year. The average retail price of gasoline for the quarter was $3.05 a gallon, compared to $3.15 a gallon last year.

Despite adverse weather comparisons, same-store sales in the grocery and general merchandise categories were above our annual goal, increasing 6.5% in the quarter. Total sales during this period rose 10.7% to $364.8 million. We experienced double-digit sales growth in nearly every category—in every area of this category, including cigarettes. We believe we are continuing to gain market share in the cigarette area as a result of the price reductions we made last fiscal year.

Even though the margin in the category continued to be adversely impacted by those changes, we have cycled over the majority of these cigarette price adjustments, and are now seeing improvement in the margin in period-over-period comparisons. The average margin was down in the quarter from a year ago 31.1%. As a result, gross profit dollars grossed 8.4% to $113.4 million. Year to date, same-store sales were up 7.5%, an average margin of 32.1%.

The prepared food and fountain category continued its strong performance. Total sales were up 15.4% to $158.2 million for the quarter. Same-store sales in the quarter were up 10.7%, with an average margin of 60.8%, up 20 basis points from the same time a year ago. Margin was up primarily due to an increase in the contribution of pizza sales in the category, offset by higher input costs, primarily cheese.

The average cost of cheese this quarter was $2.17 per pound, compared to $2.09 a year ago. Currently, the average cheese cost is approximately $2.50 per pound. The average cost of cheese in the fourth quarter last year was $1.89 per pound. Gross profit dollars for the quarter were up 15.8%. Year-to-date same-store sales were up 11.7%, with an average margin of 61.5%. We continue to benefit from the additional rollout of our operational initiatives mentioned in the press release.

At the nine-month mark, operating expenses were up 13.7%. For the quarter, operating expenses increased 13.1% to $214.7 million. About 52% of this increase was due to a rise in wages, primarily related to operating 52 more stores this quarter compared to the same period a year ago. And an increase in the operational initiatives described in the press release. Credit card fees were up $2.4 million as a result of an increase in credit card utilization. Credit card transactions were up 15%, accounting for approximately 61% of all sales this quarter, compared to 60% a year ago.

In addition to these items, we also experienced $1.6 million in combined charges from an increase in snow removal this year versus a year ago, and the impairment of the store destroyed by fire mentioned in the press release. Excluding these two items, operating expenses would have been up about 12.2% during the quarter. Combined, these two represent an impact to earnings of approximately $0.03 per share.

On the income statement, total revenue in the quarter was up 7.7% to $1.8 billion due to an increase in the number of stores in operation this quarter compared to the same period a year ago, and the completion of more operational initiatives. Year-to-date total revenue was up 8.8%, primarily due to sales increases in the categories mentioned previously, offset by a lower retail fuel price. Effective tax rate in the quarter was up from a year ago in the same period. The FY13 third-quarter tax rate was favorably impacted by the re-enactment of federal tax credits with the retroactive application made during that period.

Our balance sheet continues to be strong. As of January 31, cash and cash equivalents were $102.2 million. Long-term debt net of current maturities was $853.7 million, while shareholder equity rose to $701.8 million, up $99.5 million from fiscal year-end. Generated $210.7 million in cash flow from operations. At the nine-month mark, capital expenditures were $269.1 million, compared to $266.3 million a year ago in the same period. At the beginning of the year, our capital expenditure estimate was between $313 million and $374 million.

This quarter, we opened 12 new store constructions and completed 2 acquisitions. For the year, we acquired 24 stores and completed 26 new store constructions. We are on pace to complete a total of 40 to 45 new store constructions by the end of the fiscal year, and replace 20 to 25 stores. Year to date, we have replaced 19 stores. Currently, we have 25 new stores under construction and 15 replacement stores under construction. In addition to this, we have an additional 43 new sites and 33 replacement sites under contract.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 11, 2014 / 02:30PM GMT, CASY - Q3 2014 Casey’s General Stores Earnings Conference Call

We are excited about the announcement of the Stop-n-Go acquisition. This purchase gives us a stronger presence in North Dakota, and we expect to close on this deal early in May. Including this acquisition, we have 32 stores under written agreement to acquire, which positions our Company very well for future growth. Our store count at the end of this quarter was 1,783 corporate stores.

In addition to the unit growth, year to date, we have converted 114 more locations to the 24-hour format, added 80 additional stores to the pizza delivery program and completed 25 major remodels. The combination of these initiatives accounts for approximately half of the same-store sales increase as mentioned previously. Lastly, we are in the process of finalizing the location of the second distribution center. We expect to announce details of this facility within the next 30 days.

That completes our review of the quarter. As I mentioned previously, we will release February same-store sales on Monday, March 17. We will now take your questions.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Dane Leone with Macquarie.

Dane Leone—Macquarie Group—Analyst

Can you just provide a little bit more color on how the cigarette pricing is playing out? I think you said that comps are starting to turn over? Maybe looking for a bit more detail in how the competitive situation has evolved over the last couple months?

Bill Walljasper—Casey’s General Stores Incorporated—CFO

Yes, as I mentioned in the narrative, the price adjustments we made last fiscal year—the majority of those were done in the end of October and November. So, we now have cycled over the majority of those.

So, as we looked at that cigarette margin, and the grocery and general merchandise margin, we improved sequentially throughout the quarter, month to month. We actually saw an improvement in the grocery and general merchandise margin in January versus January a year ago. We believe that we have now cycled the majority of that.

With respect to the competitive landscape in cigarettes, there really hasn’t been a change in that landscape that would affect us. We believe we are gaining market share based on those reductions that we made in the prior fiscal year. Continue to monitor that, obviously, on a very regular basis. Hopefully, that answers your question.

Dane Leone—Macquarie Group—Analyst

So, is around 31% what you consider the re-basing for the overall category with the cigarettes? Or is there room for improvement there as we move into 2015?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 11, 2014 / 02:30PM GMT, CASY - Q3 2014 Casey’s General Stores Earnings Conference Call

Bill Walljasper—Casey’s General Stores Incorporated—CFO

I wouldn’t say that would be the base. If you look at the seasonality of our grocery and general merchandise, usually in Q3 and Q4 we typically see a downward movement sequentially in the grocery and general merchandise. That’s really a result of us selling less of higher-margin items in the colder months, like the packaged beverages. We typically would see an uptick in the margin come Q1, Q2.

So, wouldn’t say 31% would be the base necessarily. The intent for us, Dane, is, as we get more and more of our new store designs out in operation, contributing to the store base, these new store designs have much greater cooler capacity, which helps us to be a little more flexible in some of these higher-margin, higher-churning items in the packaged beverage area.

Dane Leone—Macquarie Group—Analyst

Okay, great.

And the last question for me is: How do you see working cap playing out? You’ve definitely had some negative working cap as you’re building out new stores. Do you think that can change over the next few quarters? Or is there anything that’s going to increase scale there that you’ll get some positive cap flowing back into the cash flow statement? Any color there is helpful.

Bill Walljasper—Casey’s General Stores Incorporated—CFO

The working capital is a little cyclical as well, simply because of some of the items I mentioned previously. We also see typically a seasonal downturn in the gas margin in Q3. That does put a little bit of a crimp on working capital in those periods, relative to the other periods.

But we certainly see working capital improving as we go forward and get some of these initiatives rolling out. As I mentioned in the store growth, we have a lot of stores under construction, a lot of stores under contract, which really positions us extremely well for FY15 from a unit growth perspective. And so, once we get those up and operational, in addition to the Stop-n-Go acquisition that we expect to close in May, we should see some benefit from all of that.

Dane Leone—Macquarie Group—Analyst

Thank you.

Bill Walljasper—Casey’s General Stores Incorporated—CFO

Thanks.

Operator

Karen Short with Deutsche Bank.

Karen Short—Deutsche Bank—Analyst

Couple of questions just on your footprint in general, and also a follow-up on the remodels. In terms of your footprint now, what percent of your stores would be in the larger square-footage format, versus more of your legacy footprint? And then, what percent of your stores would now be in a larger type of market, like 20,000-plus population?

Bill Walljasper—Casey’s General Stores Incorporated—CFO

Well, to answer your first part of that, we have a little over 200—maybe 225 stores that have had that larger footprint. And that would be a combination, Karen, of not only new store construction, but also replacement stores. When we do a replacement store, it will have that larger footprint to incorporate some of the cooler items that I mentioned. So, still, it’s a pretty small piece.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 11, 2014 / 02:30PM GMT, CASY - Q3 2014 Casey’s General Stores Earnings Conference Call

Everything we touch right now from a new store construction or a replacement—even the remodel program, and also when we re-incorporate acquisitions—we try to get as much of that new initiatives into it, like the new made-to-order sub sandwich initiative. And to the extent that we can, obviously the expanded cooler presence. So, it’s still a pretty small base at this point, and expanding.

Now, as far as the store base, most of our stores are still under a 3,500 population. Over half of our stores are still within that period. I would say there is a little bit—over the last five years—a little bit more gravitation to what I’ll call more suburban locations. So, we are expanding a little bit more than that.

And that new store design that I mentioned previously—it’s geared towards a higher-traffic type store. We actually have two store designs—one geared to, probably, a higher-traffic location, of which typically is a higher population. And then at a store that is a little bit smaller that’s geared to maybe a little bit smaller community.

Karen Short—Deutsche Bank—Analyst

Okay, that’s helpful.

And then, in terms of your remodels, can you give us an update on where you stand on the ROIC that you are seeing in the remodels?

Bill Walljasper—Casey’s General Stores Incorporated—CFO

Yes, typically, the ROIC—what we have seen right now is—in that first year that the remodel is up and operational, we are seeing it very similar to an acquisition. A high-single-digit after-tax cash flow return. Second year ramping into that low-double digit.

So, it is right in line with the acquisitions. And right now we are in the process of looking at our FY15 initiatives, and how we are going to roll those out in the quantity. So, stay tuned for that. We’ll give a little more color next conference call about our goals for FY15, which—that will be part of it.

Karen Short—Deutsche Bank—Analyst

Okay. And then, in terms of dollar store and tobacco pricing, can you give us some color on where you think you are priced, relative to some of the dollar stores that might now be offering tobacco? And then, maybe some color on how many stores would compete directly with dollar stores selling tobacco?

Bill Walljasper—Casey’s General Stores Incorporated—CFO

Dollar General would be the one that would be the most impactful from an overlap standpoint. Right now we have about 1,100, 1,200 of our stores that we deem to be overlapped with Dollar Generals. However, when we have looked at our cigarette volumes in those stores relative to the rest, we really see no discernible change in our cigarette volume because of their entry into the cigarette category.

We deem them as a competitor like any other convenience store or any other operator that would sell cigarettes. So, we monitor their pricing structures just as anybody else. And we do that on a monthly basis, if not sooner.

Karen Short—Deutsche Bank—Analyst

And where would they be priced versus you guys?

Bill Walljasper—Casey’s General Stores Incorporated—CFO

It’s really going to be all over the board relative to what location you are at. I would say our intent with cigarettes is to be competitive on our cigarette pricing. So, it would surprise me if we are not competitive and in line with the Dollar General stores.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 11, 2014 / 02:30PM GMT, CASY - Q3 2014 Casey’s General Stores Earnings Conference Call

Karen Short—Deutsche Bank—Analyst

Okay. And then last question is just: What was your total dollar amount of the credit card fees?

Bill Walljasper—Casey’s General Stores Incorporated—CFO

The total dollar amount of the credit card fees was $22.7 million.

Karen Short—Deutsche Bank—Analyst

Great, thanks. I’ll get back in the queue.

Bill Walljasper—Casey’s General Stores Incorporated—CFO

You bet.

Operator

Bonnie Herzog with Wells Fargo.

Bonnie Herzog—Wells Fargo Securities—Analyst

I just have a quick follow-on question on cigarettes. I just want to verify something. In light of the cigarette list price increase that was taken by the manufacturers in late 2013, can you talk about how you handled the price increase in your stores? Did you pass on this increase to your consumers—this new one? And then, really, how do you see the tobacco category—specifically including eCigs—impacting your grocery SSS, and then margins over the next few quarters?

Bill Walljasper—Casey’s General Stores Incorporated—CFO

The price increase that you are referring to, as far as pass-through, is going to be based on the competitive landscape on a region-by-region basis. So, if we see our market in a particular area move, we are certainly going to make that same movement. For the most part, that was a pass-through.

As far as eCigarettes, it is still a pretty small piece of our overall tobacco sales. It’s gained a little bit of traction, but it’s still a very small piece that is making not a tremendous amount of noise at this point in time.

Bonnie Herzog—Wells Fargo Securities—Analyst

But on that, in terms of eCigs, both Phillip Morris USA and then Reynolds are rolling out their eCig brands national this year. So, I imagine it is going to become a larger portion of your Business in the next calendar year.

Bill Walljasper—Casey’s General Stores Incorporated—CFO

Yes, I think your point is well taken. And it will start creeping up as a larger contributor to the overall tobacco area.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 11, 2014 / 02:30PM GMT, CASY - Q3 2014 Casey’s General Stores Earnings Conference Call

Bonnie Herzog—Wells Fargo Securities—Analyst

Okay. And then I have a question on your new stores. How long does it take for your newly constructed stores to fully mature? And could you walk through the ramping of the returns you typically see on these new stores?

And then, in light of your higher operating expenses in the quarter, I was hoping you could walk through how much it cost to build a new store, and what the magnitude of the pre-opening expenses are?

Bill Walljasper—Casey’s General Stores Incorporated—CFO

Okay. I’ll see if I can get all of those answered here. If I fail to remember one of those, please remind me, all right?

Bonnie Herzog—Wells Fargo Securities—Analyst

Okay.

Bill Walljasper—Casey’s General Stores Incorporated—CFO

Okay. The first part of that is to walk through a new store construction. It takes really—it’s going to be a site-by-site basis, obviously, as you might expect. But typically, it’s going to be anywhere from a—it’s probably about a three- to four-year maturation process on a new store.

And the ramp-up of that—and I’ll equate it back to returns. As I mentioned previously, the return on an acquisition, typically in the first year is a high-single-digit after-tax cash flow return ramping into the low-double digit in the second year. We typically wouldn’t see that type of return until the second and third year of a new store. So, it is a little bit slower maturation process than you might expect as we develop that store base or the customer base.

Now, as far as the cost—again, that will fluctuate with the land. But typically, about $2.8 million would be the cost on an all-in basis for a new store. And that would be for our larger footprint store.

The smaller footprint store that is geared more towards a slightly lower population and a slightly lower traffic count would be about 600 square foot less—excuse me, $600,000 less than that. So, that gives you an idea. Hopefully, that answered your question.

Did I get all of them answered?

Bonnie Herzog—Wells Fargo Securities—Analyst

Yes, I think you did. That was helpful. I appreciate more color there.

And then just one final quick question in terms of beverages. In light of the continued declines the CSD category faces, I would like to hear a little more color on what you are seeing in this category, given you mentioned both beer and beverages performed well for you in the quarter. Other than the coolers you mentioned, is there something else you are doing or merchandising that is causing your packaged beverage business to be so strong?

Bill Walljasper—Casey’s General Stores Incorporated—CFO

Well, it’s several things, Bonnie, to answer your question. So far in the quarter and year to date, both our beer and beverage categories are up double digits from a sales perspective. They are also up double digits from a gross profit dollar perspective.

And typically, those are high-margin items relative to the category. So, to the extent that we can increase the contribution of those areas within the grocery and general merchandise category, we are hopeful that we can make some traction and movement forward in the grocery and general merchandise margin.

But again, I’ll clarify that, too, just to say: We don’t manage our Business to a margin. We manage to gross profit dollars. So, we don’t get so wrapped up if we are down in the margin, as long as the gross profit dollars are meeting our internal expectations.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 11, 2014 / 02:30PM GMT, CASY - Q3 2014 Casey’s General Stores Earnings Conference Call

The follow-up on the final part of your question about what we are doing in that category—and a combination of several things. Certainly, we take advantage of different promotional opportunities throughout the year. But also, when you think about what we are trying to do inside the store, we are taking our store base, going from 9 cooler doors to 14 cooler doors, adding a beer cave. We are increasing the opportunity of shelf space allocation for some of these higher-margin items.

And so, what it does for us, it gives us a greater deal of flexibility to bring products in and out, reposition shelf space allocation for products on a location-by-location basis. That is helping us drive and manage that category.

Bonnie Herzog—Wells Fargo Securities—Analyst

Okay, very helpful. Thank you.

Bill Walljasper—Casey’s General Stores Incorporated—CFO

Thanks, Bonnie.

Operator

Chuck Cerankosky, Northcoast Research.

Chuck Cerankosky—Northcoast Research—Analyst

If we could just review a couple things that I didn’t quite catch. Bill, could you talk about how many more stores during the quarter were delivering pizza? And how many more were using extended hours?

Bill Walljasper—Casey’s General Stores Incorporated—CFO

Yes. The comments that I made with respect to the initiatives were more year to date; they weren’t necessarily for the quarter.

Chuck Cerankosky—Northcoast Research—Analyst

Okay.

Bill Walljasper—Casey’s General Stores Incorporated—CFO

The numbers that I mentioned were—we converted, year to date, 114 more locations to a 24-hour format this year through the first nine months. 80 additional pizza delivery stores for the first nine months; and completed 25 major remodels. And going forward, we’ll do a handful more of the 24 hours—the remaining piece of the fiscal year.

Right now, we don’t have any more slated for pizza delivery major remodels. Right now, we are circling the wagons with respect to what we plan on doing next year. But certainly, I would say, plan on at least a similar type rollout next year in all the initiatives that I just mentioned this fiscal year.

Chuck Cerankosky—Northcoast Research—Analyst

All right, thank you.

And when we are thinking about the second distribution center, what’s a good estimate of when construction would begin, and when it would become operational?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 11, 2014 / 02:30PM GMT, CASY - Q3 2014 Casey’s General Stores Earnings Conference Call

Bill Walljasper—Casey’s General Stores Incorporated—CFO

Well, I can’t give you that right now. I can tell you this: Within the next 30 days, we will come out with information that will give you not only the ground-breaking estimate, but also cost estimate as well.

In addition to the second distribution center that we referred to in this call and in prior calls, we are also looking at the expansion of our current distribution center. So, we’ll also talk about that, and when that will kick off, the estimated costs for that, as well. So, I would say it is kind of a two-prong approach right now to meet the growth needs that we plan going forward.

Chuck Cerankosky—Northcoast Research—Analyst

Bill, that is a whole separate project, not an option? You’ll expand this first one, as well as build the second one?

Bill Walljasper—Casey’s General Stores Incorporated—CFO

Yes, we will do those concurrently together. So, we will have the addition of the current distribution center done prior to, obviously, the second distribution center. Because it’s a little smaller project. But, yes, those will be done simultaneously, with one getting completed prior.

Chuck Cerankosky—Northcoast Research—Analyst

Okay. And then, to take a look at your customer attitudes, at this point, in a slow economic recovery. Are there any signs that they are trading up or seeking more convenience—more amenable to making an extra stop? That kind of thing?

Bill Walljasper—Casey’s General Stores Incorporated—CFO

I’m not sure I have tremendous color. I can tell you: Our customer count on a same-store basis has been very solid this year to date, and during out the quarter. We are seeing anywhere from low-single digits to mid-single digits for most every month that we have. I would say the fuel saver program is helping that, as well.

I know I alluded to February same-store sales that are coming out Monday. But I would say we will not disappoint anybody on February same-store sales when they are released. So, that gives me an indication—to answer your question—that our customers are still coming in and visiting our stores across all categories of our Business.

Chuck Cerankosky—Northcoast Research—Analyst

Do you feel that reflects a bit more strength in the economy? Or the merchandising initiatives? Can you pin it down at all?

Bill Walljasper—Casey’s General Stores Incorporated—CFO

That’s a little bit harder. I’m not sure I can say it’s strength in the economy. I’m not sure anybody can say that, given what we are seeing right now.

But I think the mindset in the Midwest, given what we have to offer the Company, there are a lot of staple items, a lot of items that are part of their everyday habits, which they tend not to give up during more difficult times. And we are seeing that right now—have been seeing that for some time, where we are seeing a nice movement in the store, basket range up slightly as we go forward. So, I’m encouraged by what I’ve seen going forward right now.

Chuck Cerankosky—Northcoast Research—Analyst

All right, thank you.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 11, 2014 / 02:30PM GMT, CASY - Q3 2014 Casey’s General Stores Earnings Conference Call

Bill Walljasper—Casey’s General Stores Incorporated—CFO

Thank you.

Operator

John Lawrence with Stephens, Inc.

Ben Wyatt—Stephens Inc.—Analyst

This is actually Ben on for John.

I just wanted to quickly touch on the margins in the prepared food category. Obviously, meat and higher cheese costs look like they could be a continued headwind. But I wanted to ask about the supply costs that we have seen in each of the last few quarters—if you expect those to continue to be a headwind? Or if we should start to see those costs abate somewhat?

Bill Walljasper—Casey’s General Stores Incorporated—CFO

Well, we had a supply cost—I think we [would lose] to that maybe in the last quarter. The supply costs went up last quarter. We also had some other issues, like the meat I mentioned, in the last quarter.

Right now we are not seeing any supply costs. Typically we see supply cost increases towards the end of the calendar year. That’s the typical time we see any type of movement in that. That is not to say that we wouldn’t anticipate that. But that is part of the budgeting process as we look at FY15 and try to incorporate those types of costs when we put out our margins for goals next fiscal year.

But the input costs for cheese, as I mentioned, certainly are up. That $2.50—I can’t tell you right here that is a record high. But it wouldn’t surprise me if it is not a record high; it is near record.

Ben Wyatt—Stephens Inc.—Analyst

Okay, thanks, that is helpful.

Secondly, could you talk a little bit about new market performance—Arkansas, Tennessee—are you still pleased with how stores are performing there? And then, maybe touch on the competitives that you see there and opportunities?

Bill Walljasper—Casey’s General Stores Incorporated—CFO

Yes. Overall, we are very pleased with the new markets. Obviously, you’ll have a store here and there that may not fire off as quick as others. But overall, we have been very well received in the new states. And those states would be Arkansas, Tennessee, Kentucky.

We are going to be making a bigger splash coming up here at the beginning of the fiscal year into North Dakota. So, we are excited about that.

The acquisition at Stop-n-Go is a very well-respected chain up in the Fargo area. So, we are excited about taking that on, and hopefully, enhancing that chain’s presence up there, as well. So, we are encouraged by that.

Once the second distribution center gets up and operational—again, that will be a ways down the road. I think that does give us an opportunity to efficiently expand further east into, like, for instance, Tennessee and Kentucky, and some of the other states that I have mentioned. So, I think we are positioned very well—also in light of all the construction activity and sites that we have under contract.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 11, 2014 / 02:30PM GMT, CASY - Q3 2014 Casey’s General Stores Earnings Conference Call

Ben Wyatt—Stephens Inc.—Analyst

Great, thanks.

And then just lastly, could you talk about the replacement store performance—some of the returns you are seeing there, and what impact that is having to the Business?

Bill Walljasper—Casey’s General Stores Incorporated—CFO

The replacement stores—we’ll probably do 20, 25 on a regular basis going forward, as part of our process of refresh—make sure we are always on top of our sites. We don’t certainly want competition coming into our sites. And we want to enhance our sites.

So, having said that, the replacement stores—when we typically replace a store, and the first year after it is up and operating, we generally see about a 100% lift in the prepared food revenue. And about a 50% lift in the gallon growth, and a 50% lift in the growth in general merchandise revenue.

From an ROIC perspective, incrementally, it runs the gamut. In the first year, we usually see about a mid-single-digit after-tax cash flow return incrementally, and it ramps up after that. Keep in mind: We are replacing stores that are already very good performers. It is not as if we are replacing stores that are not performing, or underperforming.

Ben Wyatt—Stephens Inc.—Analyst

Great. Thanks, guys.

Bill Walljasper—Casey’s General Stores Incorporated—CFO

You bet.

Operator

Ben Brownlow with Raymond James.

Ben Brownlow—Raymond James & Associates—Analyst

The store openings—or I should say the acquisitions—the 32 that you had under contract with 24 Stop-n-Go’s next fiscal year, is it fair to assume that 8 then will finalize this fiscal quarter?

Bill Walljasper—Casey’s General Stores Incorporated—CFO

Some will finalize this fiscal quarter. Most of them will probably trickle early into first quarter of next year.

Ben Brownlow—Raymond James & Associates—Analyst

Okay. And do most of those have kitchens?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 11, 2014 / 02:30PM GMT, CASY - Q3 2014 Casey’s General Stores Earnings Conference Call

Bill Walljasper—Casey’s General Stores Incorporated—CFO

Most all the acquisitions that we take over do not have kitchens. And that is one of the processes, as you know, from a synergy perspective, that we add. We typically get a kitchen into an acquisition sometime around that eighth to ninth month after we have it up and operational. Sometimes sooner; it all depends what we have going on, and time of year.

Ben Brownlow—Raymond James & Associates—Analyst

Okay, great.

And then just, can you give us an update on the Pizza Express?

Bill Walljasper—Casey’s General Stores Incorporated—CFO

Yes, really, we just have one store right now. That opened last August, so we don’t have a whole year of that. The revenue generated from the Pizza Express has been very good. We just need to get a handle on the operating expenses because it does take quite a bit to operate one of those, with, obviously, pizza—extra delivery workers and kitchen workers.

Look for us to do some of the R&D work. It is an avenue that I think is very viable. We seem to find the right locations. And we are looking at locations right now to expand that, and continue that research and development of that program. So, not much more we can report at this time.

Ben Brownlow—Raymond James & Associates—Analyst

Great. Thank you.

Bill Walljasper—Casey’s General Stores Incorporated—CFO

Thanks, Ben.

Operator

(Operator Instructions)

Ronald Bookbinder with The Benchmark Company.

Ronald Bookbinder—The Benchmark Company—Analyst

On the new distribution center, while you can’t give us a date as to when you expect to open, once you do break ground, how long do you think the construction process will be?

Bill Walljasper—Casey’s General Stores Incorporated—CFO

It will be 12 to 18 months.

Ronald Bookbinder—The Benchmark Company—Analyst

Okay. And how long do you think it will be until it is accretive with the reduction of stem mileage?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 11, 2014 / 02:30PM GMT, CASY - Q3 2014 Casey’s General Stores Earnings Conference Call

Bill Walljasper—Casey’s General Stores Incorporated—CFO

Well, we think that once we get that up and operational, that we should see some operational efficiencies in the first year of operation. Because the stem miles drop dramatically.

As you may know, right now we have three-day truck routes—quite a few of three-day truck routes. Those will be relatively eliminated with the second distribution center. And have just one-day and two-day truck routes.

And it is not just the miles driven, it is also the expenses of the drivers. We don’t have sleeper units in our tractors. So, we pay for the expense of meals and overnights in hotels for our drivers. So, that is another big expense that needs to be factored in.

Ronald Bookbinder—The Benchmark Company—Analyst

Okay. And with the new distribution center and the expansion of the existing one, how much do you think you can increase your store capacity for the distribution centers?

Bill Walljasper—Casey’s General Stores Incorporated—CFO

Well, I probably wouldn’t articulate that in a number of stores, as far as—it can hold another X number of stores. Simply because the stores that we are putting up right now are much larger stores. They have a much higher sales—a greater sales volume than the store base.

So, I would probably more articulate it in number of years. Again, that will fluctuate, depending on growth. But the next, probably, four or five years, we’ll probably start thinking about a third distribution center.

Ronald Bookbinder—The Benchmark Company—Analyst

Okay. And lastly, what was Casey’s modeling for RIN credits when you set your goal of $0.15? And will RINs be a headwind next year?

Bill Walljasper—Casey’s General Stores Incorporated—CFO

I wouldn’t be able to tell you specifically the RINs that we modeled into the margin going forward. But I can tell you this, Ron: When we made that margin goal for FY14, that was done back in April, before, really, the RINs market really exploded over the course of the Summer. So, certainly didn’t anticipate that in the margin.

Now, going forward, where RINs will fall out, it is hard to say. The EPA has still yet to come out with a definitive answer as to where they will take their standards, or do anything with the standards.

I think you saw a drop in the RINs value this past Fall. That was due to a comment that EPA made that they might be looking at easing the standards going forward. I believe there has been a slight retraction in that comment here recently, which is why you probably see the RINs coming up in that $0.50, $0.55 range.

Now, whether they stay at that range or get back to that $1-plus range a year ago, it’s really hard for us to predict. For us, we don’t necessarily manage our Business with that. But it is certainly a nice windfall there.

We will be very clear on how RINs will impact us going forward. It will be very clear when we put out the margin goals for FY15 how much RINs benefit will be incorporated into that.

Ronald Bookbinder—The Benchmark Company—Analyst

Okay, thank you very much, and good luck going forward.

Bill Walljasper—Casey’s General Stores Incorporated—CFO

Thanks, Ron. Have a good week.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 11, 2014 / 02:30PM GMT, CASY - Q3 2014 Casey’s General Stores Earnings Conference Call

Operator

Anthony Lebiedzinski.

Anthony Lebiedzinski—Sidoti & Company—Analyst

Just wondering: Given the higher cheese costs and then some other additional input—the increase that you have seen—I was just wondering if you are contemplating some price increases in your stores to offset the potential of this?

Bill Walljasper—Casey’s General Stores Incorporated—CFO

The answer would be yes. Right now, we are looking at a number of products within the prepared food category to offset some of the commodity inputs that we have discussed, not only in this call, but prior calls. So, that is being formulated now. I wouldn’t look for that to roll out until the start of the fiscal year.

But definitely we are looking at opportunities there. And we believe there are opportunities.

Anthony Lebiedzinski—Sidoti & Company—Analyst

And also, when you look at your store base, how many of your stores do you think potentially down the road could be open on a 24-hour basis? And how many also do you think potentially in the future will also have pizza delivery?

Bill Walljasper—Casey’s General Stores Incorporated—CFO

That’s a good question, Anthony. Right now we have a little over 700 stores that operate 24 hours. And many of the stores—probably, at least over half the stores that we are opening now, we are opening as 24-hour stores, and have been for the last couple of years.

The 24-hour initiative is one of the initiatives that doesn’t cost us anything, it is to change an operation. So, if it doesn’t work, we have the ability to convert back to a different hour basis. And so, look for us to continue to push that out to where we find the inflection point. I don’t think we are there yet.

Anticipate rolling out more 24-hour locations next year, probably similar to what we did this year. So, it is hard to say. But it is definitely not where we are at right now.

As far as the pizza delivery, we have about 350 stores, roughly, delivering pizza. We will probably do a similar rollout of pizza delivery next year. It works very well in some locations, not so well in other locations.

And again, this is—we typically don’t have a lot of investment—if any investment—in the pizza delivery. So, it is another one of those initiatives that we have the ability to pull back if we don’t see it moving in the right direction. I think there is still a lot of opportunity in both those areas.

And then the remodels—I know you didn’t ask the question. But follow-up on the initiatives—the remodels—we only have about 230 of those that we have completed. Performance continues to do well. So, I think we have a longer runway on the remodel program than we do any of the initiatives.

Now, that does have, obviously, CapEx associated with it—somewhere in that $450,000 to $500,000 range at the present time. And so, we are looking at that initiative as well, and look for that to move forward.

Anthony Lebiedzinski—Sidoti & Company—Analyst

So, as far as the pizza delivery, when you say a similar type of program next year, do you mean like 80 or so new stores will have pizza delivery?

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 11, 2014 / 02:30PM GMT, CASY - Q3 2014 Casey’s General Stores Earnings Conference Call

Bill Walljasper—Casey’s General Stores Incorporated—CFO

Yes, that 80 to 100, maybe somewhere in that range. We haven’t pinpointed that down. Could be a little bit less than that, could be a little more than that. We are still refining where the next batch is going to be.

Anthony Lebiedzinski—Sidoti & Company—Analyst

And I was wondering if you have seen any response from any of your competitors or any of your competing c-stores? Are they perhaps doing pizza delivery as well? I was just wondering what you are seeing from the competition.

Bill Walljasper—Casey’s General Stores Incorporated—CFO

I’m not aware that there is any widespread movement to add pizza delivery. Very few of the c-stores in our market area would offer pizza—or any prepared foods—outside of quick-serve restaurant co-brand. And so, right now, we are not seeing any pressure from our competition with respect to the pizza delivery.

Anthony Lebiedzinski—Sidoti & Company—Analyst

Okay, got it. Thank you very much.

Bill Walljasper—Casey’s General Stores Incorporated—CFO

Good, Anthony. Have a good one.

Operator

(Operator Instructions)

Brent Rystrom with Feltl.

Brent Rystrom—Feltl & Company—Analyst

I missed the first few minutes of the call. Did you make any comments on copy supplies and pricing?

Bill Walljasper—Casey’s General Stores Incorporated—CFO

We did not. But I can answer that question. As you probably are in tune with—the coffee market has been very good from a cost perspective. We were locked in to coffee through March. We have now locked in coffee into the middle of the Summer at a similar rate that we had previously. And so, we are excited about that opportunity.

Brent Rystrom—Feltl & Company—Analyst

Does that imply—would you be thinking about taking some price increases there? Because when you look at what is happening with the drought in Brazil, I have got to imagine that is entering your thinking about where supply and pricing is going to go Fall and Winter next year.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 11, 2014 / 02:30PM GMT, CASY - Q3 2014 Casey’s General Stores Earnings Conference Call

Bill Walljasper—Casey’s General Stores Incorporated—CFO

Yes, right now, coffee wouldn’t be an area that we are looking at, at this point. We think the greater opportunity is some of the other products that we offer on a prepared food basis.

However, you make a very good point. That is something that we are looking at on a very constant basis. And coffee is one of those products that we see as a key product, going from a pricing perspective. So, from a competitive landscape, that is one that we are very in tune with in our market area. If we see movement there, we will certainly make that movement, as well. And we’ll let you know when that happens.

Brent Rystrom—Feltl & Company—Analyst

All right. And then one final question. Could you clarify, a little bit, your comment about the performance of new stores? I think you said you don’t see that high-single-digit return until year two or three, and the double-digit return shortly thereafter.

So, I’m assuming a first-year return on a store might be breakeven? Is it profitable? How would you define that?

Bill Walljasper—Casey’s General Stores Incorporated—CFO

I think that is a fair statement. Again, it’s runs the gamut on a site-by site basis. But I think that is a fair statement.

Brent Rystrom—Feltl & Company—Analyst

And the negative EBITDA that first quarter transitioning to slightly profitable by the end of the year?

Bill Walljasper—Casey’s General Stores Incorporated—CFO

Yes, that would be in that direction. Again, site by site. But, yes, you are in that direction.

Brent Rystrom—Feltl & Company—Analyst

All right. Thanks, guys.

Operator

There are no further questions. I will now turn the call back over to Bill Walljasper for further remarks.

Bill Walljasper—Casey’s General Stores Incorporated—CFO

Thanks, Britney. I would just like to thank everyone for joining us this morning. Have a great week. Take care.

Operator

Ladies and gentlemen, that concludes the presentation for today’s conference. You may now all disconnect, and have a wonderful day.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

MARCH 11, 2014 / 02:30PM GMT, CASY - Q3 2014 Casey’s General Stores Earnings Conference Call

DISCLAIMER

Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies’ most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY’S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY’S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY’S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2014 Thomson Reuters. All Rights Reserved.

THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us
© 2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. ‘Thomson Reuters’ and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.